Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Agreement (this “Agreement”) is made as of July 1, 2020 (the “Effective Date”), by and between DIGIPATH, INC., a Nevada corporation (the “Company”), and KYLE REMENDA (“Remenda”).

RECITALS

WHEREAS, Remenda is currently employed as the Company’s Chief Executive Officer pursuant to an Employment Agreement dated September 25, 2019 (the “Employment Agreement”), and serves as the Chief Executive Officer of VSSL Enterprises Ltd., the Company’s wholly-owned subsidiary (“VSSL”);

WHEREAS, Remenda and the Company are parties to that certain Stock Purchase Agreement (the “SPA”), dated as of March 9, 2020, among the Company, VSSL and the other stockholders of VSSL party thereto; and

WHEREAS, the Company and Remenda have mutually agreed to a termination of their relationship on the terms set forth herein.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Termination of Employment Relationship; Resignation as Officer and Director. Effective as of the Effective Date, without any further action of the parties hereto, Remenda shall cease to be an officer, director and/or employee of the Company and each of its subsidiaries (including, without limitation, VSSL).

2. Severance Payments. The Company shall (i) deliver to Remenda the 2,925,000 shares of the Company’s Common Stock issuable to him under the SPA, promptly following the execution of this Agreement, and (ii) subject to Remenda’s continued compliance with the terms of this Agreement, pay to Remenda an aggregate amount of $87,136.42 in cash (representing Remenda’s unpaid salary through September 25, 2020), in 12 equal monthly installments on the first day of each month beginning July 1, 2020.

3. Releases.

(a) In exchange for the consideration provided for by Section 2 hereof, Remenda for himself and for his heirs, executors, administrators and assigns (collectively, “Releasors”), forever releases and discharges the Company, VSSL, and all other now or hereafter existing subsidiaries, parent companies, divisions, affiliates or related business entities, successors and assigns of the Company, and any of their past or present shareholders, directors, officers, attorneys, agents, trustees, administrators, employees, consultants or assigns (whether acting as agents for the Company or in their individual capacities) (hereinafter referred to collectively as “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date hereof, including, without limitation, under the SPA or the Employment Agreement.

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(b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release Releasees from any and all claims, whether known or unknown (but excluding any claims or rights that Remenda may have as a stockholder of the Company or under COBRA), which Releasors ever had, now have and may have against Releasees, including but not limited to any claims, whether or not asserted, arising out of Remenda’s employment with Releasees and/or his termination from such employment, including but not limited to: (i) any claim under the Civil Rights Act of 1964, as amended; (ii) any other claim of discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (iii) any claim arising out of the terms and conditions of Remenda’s employment with the Company, his termination from such employment, and/or any of the events relating directly or indirectly to or surrounding such termination; (iv) any claim of discrimination or breach of fiduciary duty under the Employee Retirement Income Security Act of 1974, as amended (except claims for accrued vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (v) any claim arising under the Federal Age Discrimination in Employment Act of 1997, as amended, and the applicable rules and regulations thereunder; and (vi) any claim for attorney’s fees, costs, disbursements and/or the like.

(c) Subject to Section 7, below, in exchange for the release provided under Section 3(a) hereof, the Company, on behalf of itself and VSSL, forever releases and discharges Remenda from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which any of them ever had, now have or may have against Remenda by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date hereof.

4. Covenants not to Sue.

(a) Remenda covenants, except to the extent prohibited by law, not to commence, maintain, prosecute or participate in any action, charge, complaint or proceeding of any kind (on their own behalf and/or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons) in any court, or before any administrative or investigative body or agency (whether public, quasi-public or private), except if otherwise required by law, against Releasees with respect to any act, omission, transaction or occurrence up to and including the date on which this Agreement is executed.

(b) The Company covenants, except to the extent prohibited by law, not to commence, maintain, prosecute or participate in any action, charge, complaint or proceeding of any kind (on their own behalf and/or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons) in any court, or before any administrative or investigative body or agency (whether public, quasi-public or private), except if otherwise required by law, against Remenda with respect to any act, omission, transaction or occurrence up to and including the date on which this Agreement is executed.

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5. Non-Disparagement.

(a) Remenda agrees that he will not at any time, orally or in writing, willfully denigrate, disparage, ridicule or criticize, or willfully make any derogatory, disparaging or damaging statements (or induce or encourage others to engage in any such act) regarding (i) the Company or any of its subsidiaries, divisions, affiliates or related business entities, successors and assigns, (ii) any of their past or present directors, officers, attorneys, agents, trustees, administrators, employees, consultants or any other representatives of the Company, (iii), any other company with respect to which a director or officer of the Company serves as a director or officer (including, without limitation, One World Pharma, Inc. and its subsidiaries), or (iv) any of their products or services, including, in each case, by way of news interviews or the expression of personal views, opinions or judgments to the media.

(b) The Company agrees that it will not at any time, orally or in writing, willfully denigrate, disparage, ridicule or criticize, or willfully make any derogatory, disparaging or damaging statements (or induce or encourage others to engage in any such act) regarding Remenda, including by way of news interviews or the expression of personal views, opinions or judgments to the media.

(c) Disparaging remarks include, without limitation, comments or statements that impugn the character, honesty, integrity, morality or business acumen or abilities of the individual or entity being disparaged.

6. Cooperation. Remenda agrees to cooperate with the Company and its counsel in any action, proceeding or litigation relating to any matter in which Remenda was involved or of which Remenda has knowledge as a result of or in connection with his service to the Company. In addition, Remenda shall cooperate with the Company, and take all action reasonably requested by the Company, in connection with the audit of VSSL’s financial statements.

7. Confidentiality; Non-Compete; Non-Solicitation. Following the date hereof, Remenda shall continue to be bound by the provisions of Section 7.2, and Articles 8 and 9, of the Employment Agreement in accordance with the terms thereof; provided, however, that following the date hereof, the term “Competitor” as used in the Employment Agreement shall be amended to mean any entity or person engaged in any cannabis business in the State of Nevada, including, without limitation (i) testing cannabis (including hemp) or products derived from cannabis, or (ii) providing any predictive, molecular or genomic tools or similar services relating to the cultivation or processing of cannabis or cannabis products.

8. Acknowledgment. Remenda acknowledges that he: (i) has carefully read this Agreement in its entirety; (ii) has had an opportunity to consider fully the terms of this Agreement; (iii) fully understands the significance of all the terms and conditions of this Agreement; (v) has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (v) is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

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9. Specific Performance. In view of the irreparable harm and damage which would be incurred by the Company in the event of any violation by Remenda of any of the provisions of Sections 4 through 7 hereof, Remenda hereby consents and agrees that in any such event, in addition to any other rights the Company may have, and without prejudice to any other remedies which may be available at law or in equity, the Company shall be entitled to an injunction or similar equitable relief to be issued by any court of competent jurisdiction restraining Remenda from committing or continuing any such violation, without the necessity of proving damage, or posting any bond or other security.

10. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Nevada without reference to its choice of law rules.

11. Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

12. Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party to be charged.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

14. Severability. The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DIGIPATH, INC.

By:	/s/ Bruce Raben
Name:	Bruce Raben
Title:	Chairman of the Board

/s/ Kyle Remenda
Kyle Remenda

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